Mondee Acquires Interep, Strengthening its Brazilian and Latin American Footprint

Mondee continues its accretive M&A strategy by acquiring Interep, a distinguished B2B luxury travel company in Brazil, enhancing Mondee’s Modern Marketplace for Travel Content and Experiences in the Global Gig Economy.

Austin, Texas, May 15, 2023 — Mondee Holdings Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), a technology-driven, next-generation marketplace in a $1 trillion segment of the travel market, today announced the acquisition of Interep Representações Viagens E Turismo S.A. (“Interep”), a fast-growing, major B2B travel provider based in Sao Paulo, Brazil.

Interep has a 40-year operating history with a focus on the upscale segment of the market. The company has experienced strong, profitable growth, doubling its net revenues compared to pre-pandemic levels. In 2022, Interep's adjusted EBITDA was approximately U.S. $2.8 million.1

Interep's distribution network of 3,100 active affiliates and travel experts mostly serves affluent, leisure travelers, as well as limited corporate customers. The company has over 80 employees and curates valuable content, including hotels, cars, services and tours, through a powerful distribution network and influencer-driven marketing strategies.

The acquisition of Interep will further expand and diversify Mondee's geographic footprint in Latin America, enhance its product offerings, and provide a complementary distribution network to that of Orinter (Mondee's prior acquisition in Brazil), given Interep's focus on the luxury market.

The transaction is valued at $8.9million, with $4 million paid in cash at closing, $720,000 in cash over a three-year period, and 416,000 shares of Mondee stock, implying just over 3 times multiple of 2022 adjusted EBITDA, plus an additional earn-out to be paid over a three-year period, linked to increases in adjusted EBITDA.

Mondee's Chairman, CEO, and Founder, Prasad Gundumogula, expressed excitement about welcoming Interep's all-female ownership team and expanding Mondee's presence in Latin America. He stated, "We are delighted to have Cynthia and Diana, Interep’s accomplished management team, join the Mondee family. Our recent acquisitions of Orinter and now Interep advance our market presence in Brazil and the broader South American markets. Our strategy is to continue expanding our footprint in the region and other attractive global markets by acquiring businesses that complement and synergize with our existing solutions and enhance our expert-backed experiential content."

Interep's management team is equally excited to join forces with Mondee and execute on the growth potential of their combined offerings and capabilities within Brazil and other markets. Interep CEO, Cynthia Rodrigues, said, "The entire Interep team is thrilled to join Mondee and work
1 Based on unaudited financial statements prepared using generally accepted accounting principles.

towards realizing the growth potential of our combined offerings and capabilities not only in Brazil but also across the wider region. We are particularly excited about leveraging Mondee's advanced technology and industry-leading expertise to enhance our customers' travel experiences. With our shared commitment to innovation and customer satisfaction, we believe that together we can redefine the travel industry in Latin America."

Mondee was advised by Lacaz Martins, Pereira Neto, Gurevich & Schoueri and Grant Thornton Brazil, while Asi Ginio, Mattos Filho and overA Capital advised Interep.

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ABOUT MONDEE
Established in 2011, Mondee is a travel technology company and a modern travel marketplace with its headquarters based in Austin, Texas. The company operates 17 offices across the United States and Canada and has core operations in India, Thailand, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. The company’s platform processes over 50 million daily searches and generates a substantial transactional volume annually. Its network includes 55,000+ leisure travel advisors and gig economy workers, 500+ airlines, and over one million hotels and vacation rentals, 30K rental car pickup locations, 50+ cruise lines. The company also offers packaged solutions and ancillary offerings that serve a global customer base. On July 19, 2022, Mondee became publicly traded on the Nasdaq under the ticker symbol MOND. For further information, please visit: https://www.mondee.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by words such as: “believe,” “can”, “"may,” “expects,” “intends,” “potential,” “plans,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the Company’s future growth, performance, business prospects and opportunities, strategies, expectations, future plans and intentions or other future events are forward looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Management believes that these forward-looking statements are reasonable as and when made. However, the Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the ability to implement business plans and forecasts, the outcome of any legal proceedings that may be instituted against the Company or others and any definitive agreements with respect thereto, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, the ability of the Company to maintain compliance with Nasdaq’s listing standards, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s subsequent filings with the SEC. There may be additional risks that the Company does not presently know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Mondee undertakes no obligation to update publicly any forward-looking statements for any reason.

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